================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             ---------------------

                                 SCHEDULE 13E-4

                         ISSUER TENDER OFFER STATEMENT
     (Pursuant to Section 13(e)(1) of the Securities Exchange Act of 1934)


                               (AMENDMENT NO. 2)


                               REXENE CORPORATION
                                (Name of issuer)

                               REXENE CORPORATION
                      (Name of person(s) filing statement)

                             ---------------------

                    COMMON STOCK, PAR VALUE $0.01 PER SHARE
                         (Title of class of securities)

                                   761683101
                     (CUSIP number of class of securities)

                               BERNARD J. MCNAMEE
            EXECUTIVE VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                               REXENE CORPORATION
                                5005 LBJ FREEWAY
                              DALLAS, TEXAS 75244
                                 (972) 450-9000
  (Name, address and telephone number of person authorized to receive notices and communications on behalf of the person(s) filing statement)

                             ---------------------

                                    Copy to:

                             DENNIS J. BLOCK, ESQ.
                           WEIL, GOTSHAL & MANGES LLP
                                767 FIFTH AVENUE
                            NEW YORK, NEW YORK 10153
                                 (212) 310-8000

                             ---------------------


                                  MAY 28, 1997



--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

     The Issuer Tender Offer Statement on Schedule 13E-4, dated April 4, 1997 (the "Statement") relating to the tender offer by Rexene Corporation to purchase up to 2,156,250 shares of its common stock, including associated Common Stock Purchase Rights, is hereby amended to add the following information. All capitalized terms used herein shall have the definitions set forth in the Statement previously filed except as may otherwise be provided herein.

ITEM 9. MATERIAL TO BE FILED AS EXHIBITS.


         (a)(1)          -- Form of Offer to Purchase dated April 4, 1997.*
         (a)(2)          -- Form of Letter of Transmittal.*
         (a)(3)          -- Form of Notice of Guaranteed Delivery.*
         (a)(4)          -- Form of Letter to Brokers, Dealers, Commercial Banks,
                            Trust Companies and Other Nominees.*
         (a)(5)          -- Form of Letter to Clients for use by Brokers, Dealers,
                            Commercial Banks, Trust Companies and Other Nominees.*
         (a)(6)          -- Form of Letter dated April 4, 1997 to stockholders from the Chairman and Chief Executive Officer of the Company.*
         (a)(7)          -- Form of Press Release issued by the Company dated April
                            3, 1997.*
         (a)(8)          -- Form of Summary Advertisement dated April 4, 1997.*
         (a)(9)          -- Guidelines for Certification of Taxpayer Identification
                            Number on Form W-9.*
         (a)(10)         -- Text of Press Release, dated April 28, 1997, issued by
                            the Company.*
         (a)(11)         -- Text of Press Release, dated May 28, 1997, issued by the
                            Company.
         (b)(1)          -- Amended and Restated Credit Agreement (the "Credit
                            Agreement"), dated as of April 24, 1996, among the
                            Company, as Borrower, The Bank of Nova Scotia, as Agent,
                            and the Lenders signatory thereto (previously filed with
                            the Commission as Exhibit 10.15.3 to the Company's
                            Quarterly Report on Form 10-Q for the quarter ended June
                            30, 1996 and incorporated by reference herein).
         (b)(2)          -- First Amendment and Supplement to the Credit Agreement,
                            effective March 14, 1997, among the Company, as Borrower,
                            The Bank of Nova Scotia, as Agent, and the Lenders
                            signatory thereto (previously filed with the Commission
                            as Exhibit 10.13.3 to the Company's Annual Report on Form
                            10-K for the year ended December 31, 1996 and
                            incorporated by reference herein).
         (c)             -- Not applicable.
         (d)             -- Not applicable.
         (e)             -- Not applicable.
         (f)             -- Not applicable.


---------------

* Previously filed.

                                   SIGNATURE

     After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.

                                            REXENE CORPORATION


                                            By:    /s/ BERNARD J. MCNAMEE

                                              ----------------------------------
                                              Name: Bernard J. McNamee
                                              Title:  Executive Vice President,
                                                      General Counsel and
                                                      Secretary


Dated: May 28, 1997

                                 EXHIBIT INDEX


         (a)(1)          -- Form of Offer to Purchase dated April 4, 1997.*
         (a)(2)          -- Form of Letter of Transmittal.*
         (a)(3)          -- Form of Notice of Guaranteed Delivery.*
         (a)(4)          -- Form of Letter to Brokers, Dealers, Commercial Banks,
                            Trust Companies and Other Nominees.*
         (a)(5)          -- Form of Letter to Clients for use by Brokers, Dealers,
                            Commercial Banks, Trust Companies and Other Nominees.*
         (a)(6)          -- Form of Letter dated April 4, 1997 to stockholders from the Chairman and Chief Executive Officer of the Company.*
         (a)(7)          -- Form of Press Release issued by the Company dated April
                            3, 1997.*
         (a)(8)          -- Form of Summary Advertisement dated April 4, 1997.*
         (a)(9)          -- Guidelines for Certification of Taxpayer Identification
                            Number on Form W-9.*
         (a)(10)         -- Text of Press Release, dated April 28, 1997, issued by
                            the Company.*
         (a)(11)         -- Text of Press Release, dated May 28, 1997, issued by the
                            Company.
         (b)(1)          -- Amended and Restated Credit Agreement (the "Credit
                            Agreement"), dated as of April 24, 1996, among the
                            Company, as Borrower, The Bank of Nova Scotia, as Agent,
                            and the Lenders signatory thereto (previously filed with
                            the Commission as Exhibit 10.15.3 to the Company's
                            Quarterly Report on Form 10-Q for the quarter ended June
                            30, 1996 and incorporated by reference herein).
         (b)(2)          -- First Amendment and Supplement to the Credit Agreement,
                            effective March 14, 1997, among the Company, as Borrower,
                            The Bank of Nova Scotia, as Agent, and the Lenders
                            signatory thereto (previously filed with the Commission
                            as Exhibit 10.13.3 to the Company's Annual Report on Form
                            10-K for the year ended December 31, 1996 and
                            incorporated by reference herein).
         (c)             -- Not applicable.
         (d)             -- Not applicable.
         (e)             -- Not applicable.
         (f)             -- Not applicable.


---------------


* Previously filed.